AMENDED & RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

Amended & Restated September, 2011

Probe Manufacturing, Inc., a provider of advanced electronics manufacturing services (EMS) to OEMs, strives to ensure that the ethics and integrity of its employees, officers and Board members is beyond reproach. Although business practices and laws vary from region to region, and each individual who works for Probe Manufacturing, Inc. is unique, we share certain standards and responsibilities wherever we do business.

To this end, we have outlined the following Amended & Restated Code of Business Conduct and Ethics (the “Code”) to educate all of our employees, officers and Board members worldwide about our standards, and to assist them in resolving ethical questions that may arise in the course of their work for the Company.  This Code is implemented in accordance with the laws of the United States.  If an employee, officer or Board member fails to comply with these responsibilities, or fails to take action when he or she is aware of criminal or unethical acts, then the Company may take corrective action, up to and including termination of employment or other relationship with the Company and the Company may pursue any legal or equitable remedies it may have, as further provided under “Corrective Actions” below.    From time to time we will use the term “associate(s)” which means for purposes of this document every full and part-time employee of the company, all members of the company’s senior management, including the company Chief Executive Officer and every member of the company’s Board of Directors, even if such member is not employed by the company.

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

Table of Contents

TOPIC

Page No.

I. Implementation of the Code

4

II. General Requirements

4

III. Business Standards to Avoid Conflicts of Interest

5

A.

General Policy

5

B.

Outside Boards

5

C.

Outside Employment

6

D.

Gifts, Entertainment and Kickbacks

6

E.

Outside Commercial Interests and Investments

6

F.

Related Parties

7

G.

Corporate Opportunities

7

H.

Other Situations

7

IV. Conducting Probe’s Business in Compliance with Laws

7

A.

Antitrust Laws

7

B.

Industrial Espionage

8

C.

Advertising

8

D.

Employment and Labor Laws

8

E.

Environmental Laws

9

F.

Intellectual Property Rights

9

G.

Confidential Information

10

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

H.

Obligations Under U.S. Securities Laws

11

I.

Foreign Corrupt Practices Act / Political Contributions

13

V.  Accurate Books and Records

14

A. Accounting Practices

14

B. Payments

14

VI. Use of Company’s Assets

14

A.

General

14

B.

Company Funds

14

C.

Facility Security

15

D.

Computers and Other Equipment

15

E.

Software

15

F.

Email

16

G.

Prohibition Against Use of Company Assets to Aid Terrorists

16

VII. Additional Standards

17

A.

Selecting Suppliers

17

B.

Government Contracts

17

VIII. Amendments and Waivers

17

IX. Prompt Reporting; Non-Retaliation

17

X. Corrective Actions

18

XI. Frequently Asked Questions and Answers

18

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

I.

 IMPLEMENTATION OF THE CODE

      The following questions and answers address the company's implementation of the Code. The company has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Who is responsible for administering, updating and enforcing the Code?

A: The Company's Board of Directors and our Corporate Compliance Officer will administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Corporate

Compliance Officer fulfills his or her responsibilities. The Corporate Compliance Officer has overall responsibility for overseeing the implementation of the Code. The Compliance Committee is comprised of the Corporate Compliance Officer and the Chairman of the Board of Directors.

Q: How can I contact the Corporate Compliance Officer and the Compliance Committee?

A: The names and phone numbers of the Corporate Compliance Officer, our Chairman of the Board and Board Members are listed below. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

______________________________________________________________________________John Bennett                                 (949) 273-4442

Chief Financial Officer,

Corporate Compliance Officer

and Board Member

jbennett@probeglobal.com

_____________________________________________________________________________

Kambiz Mahdi

(949)-273-4443

Chief Executive Officer,

Chairman and

Compliance Committee Member

Kmahdi@probeglobal.com

______________________________________________________________________________

Shervin Talieh

(949) 400-6556

Board Member

Compliance Committee Member

stalieh@gmail.com

II.

GENERAL

This Code does not and cannot cover every situation. The Company encourages you to seek guidance on any ethical or legal question.  If you have any doubt about the best course of action or response to a situation, you should contact the Chief Compliance Officer and other Compliance Committee member.

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

The Company’s reputation for integrity and business ethics should never be taken for granted. To maintain that reputation, you must exercise good judgment in your decisions and any conduct that affects your work performance, other employees, or the Company’s legitimate business interests.

III. BUSINESS STANDARDS TO AVOID CONFLICTS OF INTEREST

A.  GENERAL POLICY

You may not engage in any conduct that poses a conflict of interest with the Company’s business.  A prohibited conflict of interest exists where your interests conflict with, or may appear to conflict with, the interests of the Company.  Although this duty does not prevent you from engaging in personal transactions that are not Company-related, it does demand that you avoid situations where a conflict of interest might occur or appear to occur.

In addition, you are expected to devote your full attention to the business of the

Company, and you are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company, or is otherwise in conflict with, or prejudicial to, the Company.

You may generally engage in outside activities that are not related to the Company, if they:

•

do not involve a conflict of interest;

•

do not interfere with the performance of your Company responsibilities;

•

do not call for the use of the Company’s influence, resources or facilities; and

•

do not discredit the name or reputation of the Company.

You are encouraged to seek guidance from the Chief Compliance Officer if you are unsure about whether your interests conflict with or appear to conflict with those of the  Company.

 B. OUTSIDE BOARDS

You may not serve on the board of a supplier, customer or competitor of the Company unless you obtain prior and express written approval from the Chief Compliance Officer (or in the case of the Chief Compliance Officer, the Board of Directors).  In particular, it is a conflict of

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

interest to serve as a board member of any company that competes (or is likely to compete in the future) with the Company.

This policy is not intended to prevent service on such boards, but is intended to help you avoid conflicts of interest.

C.   OUTSIDE EMPLOYMENT

You may not accept simultaneous employment with a supplier, customer or competitor of the Company unless you obtain prior and express written approval of the Chief Compliance Officer (or in the case of the Chief Compliance Office or other member of the Board of Directors, unanimous written consent the Board of Directors).

 D. GIFTS, ENTERTAINMENT AND KICKBACKS

You may not give or receive kickbacks in any form under any circumstances.   “Kickbacks” are defined as any payment, services or gift that is or might be intended (or perceived as intended), directly or indirectly, to be in exchange for business or to influence any business decision or action. A kickback would include not just a payment of cash, but any offer, payment, promise to pay, or authorization to pay any money, gift, products or services – anything of value sufficient to influence a decision.  In addition, neither you nor any of your immediate family members may accept any discount from the Company’s suppliers or customers unless the same discount is available to all Company employees in your region.

This policy does not apply to gifts, meals and entertainment consistent with customary local business practices, that do not have substantial value relative to the income of the recipient, and that do not violate any policies of the recipient’s company or applicable law.  A gift of cash or its equivalent is always considered improper, regardless of the value.

If you receive any gift that you believe may violate this policy, please consult with your supervisor or the Chief Compliance Officer.

 E. OUTSIDE COMMERCIAL INTERESTS AND INVESTMENTS

You may not hold any financial interest, including stock or bond ownership or any other direct financial relationship, in any outside concern that creates a conflict of interest with your  responsibilities to the Company unless you obtain the prior and express written approval of the  Chief Compliance Officer (or in the case of the Chief Compliance Officer, the Board of  Directors).

F. R ELATED PARTIES

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

You may not conduct Company business with a relative or with a business in which a relative holds a senior management role.  This type of activity is referred to as a “related party transaction”.

If a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Chief Compliance Officer (or in the case of the Chief Compliance Office Board of Directors). If the Chief Compliance Officer that the related party transaction is material to the Company, then the Board of Directors must give prior and express written approval.  In addition, the related party transaction must be conducted in a manner that does not provide the related party with preferential treatment.

 G. CORPORATE OPPORTUNITIES

You may not exploit for your own personal gain opportunities that are discovered through the use of corporate property, information or your position with the Company unless you disclose the opportunity fully in writing to the Chief Compliance Officer (or in the case of the Chief Compliance Officer, to the Board of Directors) and the Chief Compliance Officer or Board of Directors declines in writing to pursue such opportunity.

 H. OTHER SITUATIONS

It would be impractical to attempt to list all possible situations where a conflict of interest may arise.  If a proposed transaction or situation raises any questions or doubts in your mind, you should consult the Chief Compliance Officer.

 IV. CONDUCTING PROBE MANUFACTURING, INC.’S BUSINESS IN COMPLIANCE WITH LAWS

The Company’s business ethics and standards include compliance with the laws of the countries in which we operate.  Due to the nature and scope of the Company’s business, it would be impractical to cover all of the requirements that may apply to your respective function or location.  However, you are expected to have a basic working knowledge of the applicable laws and prohibited activities related to your work for the Company.   You are also required to participate in training when the Company offers it on these subjects.

 A. ANTITRUST LAWS

Most countries have antitrust or competition laws that are designed to encourage and protect free and fair competition.  Competition laws generally address a wide range of practices, including: arrangements with competitors such as participating in a trade association or in a standards-creation body, as well as joint ventures or other collaborations; pricing practices such  as price fixing, price discrimination, predatory pricing and secret rebates; terms of sale;  restrictions on resellers; promotional allowances; vertical restrictions with suppliers or  purchasers of Company products; mergers or acquisitions of competitors; and many other

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

practices.  Certain activities may be prohibited by the Company, whether or not local law prohibits them.  These activities include price-fixing in any form, bid rigging and arrangements with competitors to divide or allocate markets or customers (including arrangements not to compete in certain geographic or product areas) or arrangements to exclude others from a market.

Price fixing covers behavior that may at first not seem to fit the definition.  For example,  it would be a violation of competition laws for competitors to share information about pricing or  pricing methodology for goods or services as well as  any commercial terms that impact price  (such as payment, price reductions and warranty terms); disclosing the identity of bidders  responding to requests for quotes or participating in auction processes.  Finally, cooperating with competitors in an attempt to maintain prices or market shares is also unacceptable, even if there is not a formal agreement as to a particular price.

Competition laws may also prohibit false or misleading statements regarding the

Company’s competitors or their services.  Competition laws in the U.S. (and in some other countries) apply not only to products manufactured there but also to products sold there.

Since the applications of the competition laws to particular situations is complex you should engage the Company’s Legal Department as soon as a question arises in this area or whenever you are aware that the Company is proposing to enter into an agreement or  arrangement with a competitor, or if you believe that an exceptional circumstance may require  discussion of pricing or markets with any competitor.

B.   INDUSTRIAL ESPIONAGE

You may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone, including the Company’s suppliers, customers, business partners or competitors.

C.   ADVERTISING

The Company’s reputation for integrity is an important asset.  We have developed our reputation through the conduct of our business, including our commitment to always be truthful in our promotional efforts.  In that regard, you must refrain from misrepresenting the Company at any time when you may be advertising or promoting the Company or its products or services.

D. EMPLOYMENT AND LABOR LAWS

The Company is committed to providing a safe and quality work environment for its employees.  It is the Company’s policy to act in accordance with all applicable employment and labor laws and regulations, including:

•

compliance with all non-discrimination requirements;

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

•

maintaining an environment where individuals are free from any physical, sexual,  psychological, verbal or visual harassment or abuse;

•

observing all applicable restrictions on the maximum hours employees are legally permitted to work;

•

paying employees at least the minimum wage required by local law and providing all legally mandated benefits;

•

ensuring that no forced labor, indentured labor, or bonded labor is used;

•

requiring a minimum age requirement for employment of 15 years old (or 14 if permitted by local law); and

•

offering a safety and health program that conforms to the best practices of  organizations of our type, to reduce the number of occupational injuries and  illnesses to a minimum.

 E. ENVIRONMENTAL LAWS

The Company is committed to complying with all applicable environmental laws and  regulations and to providing a safe and healthy workplace, protecting the environment,  conserving energy and natural resources, and preventing pollution by applying appropriate  management practices and technology.

The Company’s operations are subject to a number of regulatory requirements relating to the use, storage, discharge, and disposal of hazardous chemicals used during the manufacturing processes.  The Company is also required to comply with certain hazardous substance content regulations.  We monitor our compliance with these laws to maintain our status as a responsible corporate citizen in all locations in which we operate.  In addition, we review our practices and procedures regularly to address changing circumstances, and to continually improve our performance.

 F. INTELLECTUAL PROPERTY RIGHTS

General. Intellectual property includes patents, trademarks, copyrights, trade secrets and any other intangible personal property that is created through the intellectual efforts of its  creator.  Intellectual property owners generally expend considerable time and money to create,  perfect and enforce

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

intellectual property rights and as a result, generally consider those rights to  be valuable assets.  Intellectual property may take many forms.  For example, intellectual property may include: an oral presentation about a company’s product development plans; a customer or employee list; a proprietary design; or information disclosed during a new product demonstration.  Software source code may be protected by copyright or patents.

The Company and its customers, suppliers and other third parties with whom we do business have made substantial investments in intellectual property rights.  It is our policy to respect the intellectual property rights of third parties and to enforce our rights when we believe it is necessary to do so.  You are expected to have a basic working knowledge of the applicable intellectual property laws and prohibited activities related to your work for the Company.  In addition, you must comply with the restrictions on the use of intellectual property rights that may be included in the Company’s contracts with third parties.

Your improper use or disclosure of intellectual property of others can subject the

Company to significant liability and can seriously harm our reputation and relationships with third parties.

Former Employees.  If you are a former employee of another company that is engaged in a similar line of business, you may be in possession of trade secrets of your former employer.   You may not reveal any information to the Company that would be considered a trade secret of your former employer.  Please consult the Chief Compliance Officer if you have any questions or concerns about whether you have disclosed any trade secrets of your former employer to the Company.

Other Hardcopy Copyrighted Material.  You may not scan or copy any hardcopy copyrighted material owned by any third party for use in your services for the Company unless you first obtain written permission from the copyright holder prior to the proposed use.

G. CONFIDENTIAL INFORMATION

General.  Confidential information is information that is furnished by Probe Manufacturing, Inc. or its customers, suppliers or other third parties and that is disclosed with the expectation that it may only be used for a specific business purpose by individuals who have a “need to know” the  information to achieve the purpose.  Confidential information may include ideas, designs, engineering and manufacturing processes, drawings, formulas, and procedures. It also may  include business and strategic plans, capital spending plans, pricing data, procurement plans,  financial information, employee records, lists of customers, manufacturing processes, customer  or supplier lists and pricing, new ideas, trade secrets, inventions, and patent applications.   Confidential information may be in the form of hard copy or soft copy or electronic communication such as emails and it may or may not be marked as confidential.

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

Confidential information is a valuable asset.  This information is the property of the party that discloses it and may also be considered intellectual property protected by patent, trademark, copyright and trade secret laws.

This Code of Business Conduct and Ethics serves as notice that the Company considers you to be bound by these obligations.  Improper disclosure of confidential information includes without limitation, disclosure on  Internet sites, including chat rooms and message boards.

Disclosure of Company Confidential Information.  To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners.  However, such disclosure should never be done without carefully considering its potential benefits and risks.  If you determine, in consultation with your manager and other appropriate Company management, that disclosure of confidential information is necessary, you must then ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure.  Significant deviations from the provisions of the Company’s standard nondisclosure agreement should be discussed with a member of the Company’s Legal Department.

Need for Nondisclosure Agreement. You should never accept information offered by a  third party that they indicate is confidential, or which you should reasonably assume is  confidential based on the content, context or circumstances under which it is disclosed to you,  unless an appropriate nondisclosure agreement has been signed with the party offering the  information.  Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal.

Competitive Information.  You should never attempt to obtain a competitor’s  confidential information by improper means, and you should especially never contact a  competitor regarding their confidential information.

Requests by Regulatory Authorities.  All government requests for information, documents or investigative interviews must be referred to the Chief Compliance Officer.  No Company confidential information may be disclosed in response to any government inquiries or  investigations without the prior and express written approval of the Chief Compliance Officer  (or in the case of the Chief Compliance Officer, the Board of Directors).

Document Retention Policy.  You must adhere to the Document Retention Policy adopted by the Company, which is available on the Company’s intranet.

H. OBLIGATIONS UNDER U.S. SECURITIES LAWS

The Company is committed to providing timely, transparent, consistent and credible information to the investing public, consistent with legal and regulatory requirements.  In that regard, you are prohibited from the selective disclosure of material, nonpublic information to any person outside the Company other than to the Company’s advisors and representatives who owe  a duty of trust to the Company (e.g., our independent accountants, attorneys and investment

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

bankers), to persons who are covered by confidentiality agreements (so long as you limit the  scope of the disclosure to the activity covered by the confidentiality agreement), or as otherwise  permitted under this policy and Regulation FD, as promulgated by the U.S. Securities Exchange  Commission.

External Communications and Company Spokespersons.  Specific policies have been  established regarding who may communicate information to the press or to broker-dealers and  persons associated with them, including investment analysts; investment advisers and certain  institutional investment managers and persons associated with them; and investment companies,  hedge funds, and affiliated persons of such entities (collectively, the “financial analyst  community”).  All inquiries or calls from the press or any member of the financial analyst community should be referred to the Chief Financial Officer or the Company’s Investor Relations or Corporate Marketing Departments.  The Company has designated its Chief Executive Officer, Chief Financial Officer and its Investor Relations department as the official  Company spokespeople for financial matters.  The Company has designated its regional public relations departments as official Company spokespeople for marketing, technical and other such information.

Unless you are designated as an official spokesperson, you should not talk to reporters or any member of the financial analyst community identified above about the Company.  In  addition, reporters and members of the financial analyst community may not visit any company  facilities without prior and express written approval of the Chief Financial Officer or Director of  Investor Relations.  You should refer any inquiries that you receive either directly or indirectly from any news media or any member of the financial analyst community to official Company spokesperson (identified above).

Compliance with Regulation FD.  The Company is committed to maintaining a disclosure policy consistent with Regulation FD.  Regulation FD prohibits the selective disclosure of material, nonpublic information to any security holder or to any member of the financial analyst community.  Regulation FD requires that whenever the Company or any person acting on its behalf discloses any material, nonpublic information to a member of the financial analyst community the Company must make public disclosure of the information,  simultaneously, in the case of an intentional disclosure, and promptly, in the case of a non- intentional disclosure.

Violations of Regulation FD are subject to enforcement action by the U.S. Securities

Exchange Commission, which may include an administrative action seeking a cease-and-desist order, or a civil action against the Company or an individual seeking an injunction and/or civil money penalties.  If you are aware of any disclosure of information that you believe may violate this policy, please consult with your supervisor or the Chief Compliance Officer.

Prohibition on “Insider” Trading.  The U.S. securities laws prohibitions against insider  trading apply to you.  The Company has outlined your obligations under the U.S. securities laws in its Insider Trading Policy, which is available upon request.

 I. FOREIGN CORRUPT PRACTICES ACT/ POLITICAL CONTRIBUTIONS

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

Payments to Government Officials and Agencies.  The U.S. Foreign Corrupt Practices

Act (or “FCPA”) places a strict prohibition on payments (or promises or offers to pay) of anything of value to any foreign official, political party or official. Such payments are prohibited whether they involve Company funds or involve the use of private funds in furtherance of the Company business.  Laws in most countries outside of the U.S. also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business.  Whether or not you are legally subject to the FCPA, you are required to adhere to this law as a matter of Company policy.

The FCPA contains limited exceptions permitting “facilitating” or “expediting” payments  to foreign officials, for the purpose of securing the performance of routine governmental action  by such persons, such as:

•

obtaining permits, licenses or other official documentation to conduct business in  a foreign country;

•

processing governmental papers (such as work permits and visas);

•

providing police protection, mail service and utilities and scheduling certain  inspections; and

•

loading and unloading product shipments.

You are expected to have a basic working knowledge of the FCPA and prohibited activities related to your work for the Company.   You are also required to participate in training when the Company offers it on this subject.  Violations of the FCPA subject both the Company and you to criminal and civil liability.  In light of the restrictive nature of the FCPA, you may not make any payments of any kind to government officials or party officials without the prior and express written approval of the Chief Compliance Officer (or in the case of the Chief Compliance  Officer, the Board of Directors).  In addition, no contract or agreement may be made with any  business in which a government official or employee holds a significant interest, without the  prior and express written approval of the Chief Compliance Officer (or in the case of the Chief  Compliance Officer, the Board of Directors).

Political Contributions.  You may not use any Company funds for political contributions of any kind to any political candidate or holder of any government office without  the prior and express written approval of the Chief Compliance Officer (or in the case of the  Chief Compliance Officer, the prior and express written approval of the Company’s Audit  Committee).  The term “political contribution” includes direct and indirect payments, loans, advances, deposits or gifts of money or any service.  It also includes subscriptions,

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

memberships, tickets, purchasing of advertising space, and payment of expenses and compensation of employees for a political organization, candidate or public official.

You may make any political contributions of your choice on an individual basis, with your own money and on your own time if you make it clear that you are not representing Probe or giving money on behalf of Probe..

V.  ACCURATE BOOKS AND RECORDS

 A.  A CCOUNTING PRACTICES

The Company’s responsibilities to its stockholders and the investing public require that  all transactions be accurately recorded in the Company’s books and records in compliance with  U.S. generally accepted accounting principles (US GAAP).  In that regard, the Company’s books and records may not contain any false, incomplete or misleading entries or records.  In addition, the Company may not have any undisclosed or unrecorded corporate funds established for any  purpose.

 B. PAYMENTS

All Company payments and other transactions must be properly authorized by management and be accurately and completely recorded on the Company books and records in accordance with US GAAP and established corporate accounting policies.  Payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law.  Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

VI. USE OF COMPANY’S ASSETS

 A. GENERAL

Protecting the Company’s assets is a key responsibility of every employee.  You may not take, misappropriate, loan, sell or donate any Company assets without appropriate authorization.   In addition, you are to use Company assets for Company business purposes only. In addition,  you may use a Company-owned laptop computer or mobile phone for personal purposes only to  the extent permitted by local policies.

 B. COMPANY FUNDS

You are personally responsible for all Company funds over which you exercise control.

Company agents and contractors should not be allowed to exercise control over Company funds.

You may only use Company funds for Company business purposes and you may not use

Company funds for any personal purpose or place such funds in a personal or non-corporate account.

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

 C. FACILITY SECURITY

The Company has and will continue to develop policies and procedures covering the security of the Company’s facilities to ensure employee safety, privacy of communications, security of the Company’s communications equipment, and to safeguard the Company’s assets from theft, misuse and destruction.  You are personally responsible for complying with any security procedures or physical access restrictions that are implemented in any Company facility at which you are present.

D. COMPUTERS AND OTHER EQUIPMENT

The Company endeavors to furnish employees with the equipment necessary to efficiently and effectively do their jobs.  You must care for that equipment and use it responsibly and primarily in the conduct of your job responsibilities.  If you use Company equipment at your home or off site, you must take precautions to protect it from theft or damage as if it were your own.  If the Company no longer employs you, you must immediately return all Company equipment.  All equipment provided to you must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

You should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company.  To the extent permitted by  applicable law, the Company retains the right to gain access to any information received by,  transmitted by, or stored in any such electronic communications device, by and through you at  any time, either with or without your or a third party’s knowledge, consent or approval.

 E. SOFTWARE

Some of the software used at the Company was created and copyrighted by other companies and may be subject to nondisclosure restrictions.  This software is usually governed by a license agreement.  You should seek guidance from the Company’s Legal Department when entering into and interpreting license agreements.  You should not make copies, resell or transfer software created by another company, whether in the office, at home, or on the road, unless you are authorized to do so under the applicable software license agreement.  Unauthorized copying may constitute breach of the license agreement as well as copyright infringement and may expose you and the Company to potential civil and criminal liability.  The Company’s IT Department may inspect your Company computer periodically to verify that only approved and licensed software has been installed.  If you have installed any unlicensed or unsupported software, the Company may remove it or require that you pay for it.  You may not install any software on your computer that is not expressly authorized by the company.  The company’s computers are for company use only and you are not permitted for personal use.

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

F. Emails

The purpose of this policy is to ensure the proper use of Company’s email system. All messages distributed via the company’s email system, even personal emails, are Company’s property. You must have no expectation of privacy in anything that you create, store, send or receive on the company’s email system. Your emails can be monitored without prior notification if Company deems this necessary. If there is evidence that you are not adhering to the guidelines set out in this policy, the company reserves the right to take disciplinary action, including termination and/or legal action.

It is strictly prohibited to:

❑

Send or forward emails containing libelous, defamatory, offensive, racist or obscene remarks. If you receive an email of this nature, you must promptly notify your supervisor.

❑

Forward a message or copy a message or attachment belonging to another user without acquiring permission from the originator first.

❑

Send unsolicited email messages or chain mail.

❑

Forge or attempt to forge email messages, or disguise or attempt to disguise your identity when sending mail.

Duty of care

Users must take the same care in drafting an email as they would for any other communication. Confidential information should not be sent via email.

Personal usage

Although the Company’s email system is meant for business use, the Company allows personal usage if it is reasonable and does not interfere with work.

 F. PROHIBITION AGAINST USE OF COMPANY ASSETS TO AID TERRORISTS

You are expressly prohibited from using any Company assets to aid any alleged terrorists.

VII.

ADDITIONAL STANDARDS

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

 A. SELECTING SUPPLIERS

The Company’s suppliers make significant contributions to our success.  To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner.  The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions.   Agreements with suppliers may contain restrictions on sales if those restrictions have been specifically reviewed and approved by the Chief Compliance Officer (or in the case of the Chief Compliance Officer, the Board of Directors) for compliance with applicable antitrust laws.

 B. GOVERNMENT CONTRACTS

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting and to strictly adhere to all terms and conditions of any contract with government bodies.  The Company’s Legal Department or outside counsel must review and approve all contracts with any government entity.

VIII. AMENDMENTSAND WAIVERS

Any amendment of this Code of Business Conduct and Ethics and any waiver (including an implied waiver) of the application of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Chief Compliance Officer or any other executive officer requires the prior and express written approval of the Company’s Board of Directors.  Any such amendment or waiver must be disclosed promptly in accordance with the rules of the U.S. Securities and Exchange Commission.

Any waiver of any provision of this Code of Business Conduct and Ethics with respect to any other employee requires the prior and express written approval of the Chief Compliance Officer.

IX. PROMPT REPORTING; NON-RETALIATION

If you are aware of any conduct that you believe is a violation of this Code of Business

Conduct and Ethics, or of any law, you are obligated to report it promptly to the Chief

Compliance Officer.  You may also make reports to:

•

your immediate supervisor;

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

•

the Chief Executive Officer;

•

 the Chief Compliance Officer;

•

a member of the Board of Directors;

The Company will handle all reports discreetly and will make every effort to maintain, within the limits allowed by the law, the confidentiality of anyone requesting guidance or reporting a possible violation.  If you report a suspected violation of this Code of Business Conduct and Ethics, or you report any concerns regarding accounting, internal accounting controls or audit matters, you will be protected from retaliation by the Company as a result of your reports.  You may not make a knowingly false report of a possible violation for the purpose of harming the Company or another individual.

 X. CORRECTIVE ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values.  We expect all of our employees, officers and Board members to adhere to these rules in carrying out their duties for the Company.  The Company will take appropriate action against any person whose actions are found to violate these policies or any other applicable policies of the Company.  Corrective actions with respect to any of the matters covered in this Code of Business Conduct and Ethics may include termination of employment at the Company’s sole discretion.  In addition, where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible.  Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

XI. FREQUENTLY ASKED QUESTIONS AND ANSWERS

The following questions and answers address each associate's obligation to comply with the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

      Q: Do I have a duty to report violations under the Code?

      A: Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Corporate Compliance

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

Officer or a member of the Compliance Committee. The company will keep reports confidential to the fullest extent required by applicable law. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

 Q: I'm afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

      A: The Code contains a clear non-retaliation policy, meaning that if you in good faith report a violation of the Code by the company, or its agents acting on behalf of the company, to the Corporate Compliance Officer or another member of the Compliance Committee, the company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the company. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the company will keep confidential any report you make to the Corporate Compliance Officer or another member of the Compliance Committee to the extent required by applicable law.

      In addition, if you report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the company.

      Q: How are suspected violations investigated under the Code?

      A: When a suspected violation is reported to the Corporate Compliance Officer or a member of the Compliance Committee, the Compliance Committee will gather information about the allegation by interviewing the associate reporting the suspected violation (if permissible, in the case of a non-anonymous report), the associate who is accused of the violation and/or any co- workers or associates of the accused associates to determine if a factual basis for the allegation exists. The reporting associate's immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The company will keep the identity of the reporting associate confidential to the fullest extent required by applicable law.

      If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Corporate Compliance Officer will close the matter as unsubstantiated.

      If the allegation is substantiated, the Compliance Committee will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee will make a recommendation to the Board of Directors of the company for its approval. The Board's decision as to disciplinary and corrective action will be

Probe Manufacturing, Inc. Amended & Restated Code of Business Conduct and Ethics – September 2011

final. In the case of less severe violations, the Corporate Compliance Officer may refer the violation to the Human Resources Department for appropriate disciplinary action.

      The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof or sooner if warranted by the severity of the matter.

      Q: Do I have to participate in any investigation under the Code?

      A: Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

      Q: What are the consequences of violating the Code?

      A: As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

      Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

      A: The Corporate Compliance Officer a can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from the Compliance Officer. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Corporate Compliance Officer, and if necessary, obtaining a waiver from the Code.

Nothing in this Code of Business Conduct and Ethics, in any Company policies and  procedures, or in other related communications (verbal or written) modifies any at-will  employment relationship Probe Manufacturing, Inc. has with its employees, nor creates or implies a third-party  contract, an employment contract or term of employment.

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